Exhibit 6.15

August 30, 2017

Via Electronic Mail

Holosfind S.A.

2l rue de la Paix, 75002

Paris, France

Attn: Sylvain Bellaïche

Digital Social Retail, Inc.

1040 First Avenue, Suite 343,

New York, NY 10022

Attn: Sylvain Bellaïche

Re: Amendment No. 6 to the Forbearance Agreement (the “Sixth Amendment”)

Gentlemen:

Reference is made to that certain Amendment to the Forbearance Agreement, dated June 16, 2017 (the “Fifth Amendment”), by and among the Holosfind S.A. (the “Company’’), Digital Social Retail, Inc. (“DSR”), and MG Partners II Limited (“MGP II”), pursuant to which the parties agreed to extend the deadline For DSR’s Filed Registration Statement to September l5, 2017. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Fifth Amendment.

Pursuant to recent conversations between the parties, the parties now wish to amend the terms of the Fifth Amendment in order to extend the forbearance deadline from September 15, 2017, as described therein, in accordance with the terms of this Sixth Amendment.

The parties hereby agree that MGP II will temporarily forbear the rights it is entitled to exercise under the Investment Agreement, Pledge Agreement, and any and all transaction documents related to the Investment Agreement and the Pledge Agreement (collectively, the “Transaction Documents”), due to such defaults described in the Forbearance Agreement, until November 15, 2017, in consideration for the following:

1.	Upon the first closing of the Regulation A+ offering, listing or quotation of DSR’s shares of DSR’s common stock (the “Common Stock”) on an Eligible Market (the “Listing”), MGP II shall receive: (a) One Million Three Hundred and Ten Thousand Dollars ($1,310,000) from Holosfind and/or DSR (the “Cash Payment”), in U.S. Dollars; and (b) securities of DSR (collectively, the “DSR Securities”) consisting of (i) shares of DSR’s Common Stock in an amount equal to Nine an 99/100 (9.99%) percent of the issued and outstanding shares of DSR’s Common Stock, on a fully-diluted basis (the “Stock Payment”), which shall include but not be limited to all issued and outstanding DSR shares of Common Stock, and equity linked instruments at the listing or quotation of DSR’s Common Stock on an Eligible Market and (ii) a warrant exercisable by MGP II or its assignee to acquire up to Nine and 99/100 percent (9.99%) of the issued and outstanding shares of DSR’s Common Stock, (the “Warrant Payment”); provided however, that MGP II may not exercise the DSR Warrant to the extent such exercise would cause MGP II, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 9.99% of DSR’s then outstanding Common Stock following such exercise, which in each case, shall include but not be limited to all issued and outstanding DSR shares of Common Stock, and equity linked instruments at the listing or quotation of DSR’s Common Stock on an Eligible Market. Upon any subsequent closing of the Regulation A+ offering for up to an aggregate of $5,000,000, including the first closing, (the “Maximum Amount”) MGP II shall receive additional DSR Securities for its DSR Securities ownership to equal an amount equal to Nine an 99/100 (9.99%) percent of the issued and outstanding shares of DSR’s Common Stock, on a fully-diluted basis. Each additional payment shall represent an Additional Stock Payment and an Additional Warrant Payment. For the avoidance of doubt, MGP II shall own 9.99% of the issued and outstanding shares of Common Stack DSR on the date immediately following the listing or quotation of DSR’s Common Stock on an Eligible Market and the date immediately following any subsequent closing. Within two (2) business days of such listing or quotation and each subsequent closing thereafter, DSR shall deliver a stock certificate to MGP II, free and clear of all incumbencies, which such stock certificate shall represent the Stock Payment and the Additional Stock Payment. The warrant shall be identical to that in the Regulation A+ offering. The shares of Common Stock issued to MGP II shall have piggy-back registration rights. Upon the issuance of the DSR Common Stock to MGP II, MGP II will file all required SEC documents.

Upon fulfillment of the above obligations, Holosfind/DSR will have fulfilled all its obligations towards MGP II. For the avoidance of doubt, all obligations, as detailed above, include but are not limited to the receipt by MGP II from Holosfind/DSR of the Cash Payment, the Stock Payment, the Warrant Payment, the Additional Stock Payment(s) and the Additional Warrant Payment(s), on a fully-diluted basis. If the above obligations in reference to (i) the Cash Payment, the Stock Payment and the Warrant Payment are not fulfilled by November 15, 2017 and, if applicable, (ii) the Additional Stock Payment(s) and the Additional Warrant Payment(s) are not fulfilled within two (2) business days immediately following each subsequent closing, then MGP II shall have the ability to exercise any and all rights to which it is entitled under the Transaction Documents, and shall also have the ability to exercise any and all rights at law or in equity.

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Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and any and all Transaction Documents remain unchanged and are in full force and effect. Any discrepancies between this Sixth Amendment and the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and/or the Fifth Amendment, shall he resolved in favor of this Sixth Amendment. This Sixth Amendment may not be modified or amended except pursuant to a further written agreement signed by the party to be charged therewith.

This Sixth Amendment shall be limited as written in the manner and to the extent described above and nothing in this Sixth Amendment shall be deemed to constitute a waiver of compliance by the Company or DSR with respect to any other term, provision or condition of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment or any other instrument or agreement referred to therein.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

[Signature pages follow]

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Very truly yours,

MG PARTNERS II LTD.

By:	/s/ Michael Abitebol
	Name:	Michael Abitebol
	Title:	Director

By:	/s/ Joshua Sason
	Name:	Joshua Sason
	Title:	Director

Acknowledged, Confirmed and Agreed To:

HOLOSFIND, S.A.

By:	/s/ Sylvain Bellaiche
	Name:	Sylvain Bellaiche
	Title:	President, a duly authorized representative of the above entity

DIGITAL SOCIAL RETAIL, INC.

By:	/s/ Sylvain Bellaiche
	Name:	Sylvain Bellaiche
	Title:	President, a duly authorized representative of the above entity

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